Exhibit 99.1

Avon Products, Inc. Announces Steps to Improve Operational Efficiency and
Reduce Portfolio Complexity

LONDON, U.K., January 30, 2019 -- Avon Products, Inc. (NYSE: AVP) ("the Company"), a globally recognised leader in direct selling of beauty products, today announced significant steps in the strategy to ‘Open Up’ Avon, particularly its efforts to simplify its operating structure, reduce product line complexity and reduce inventory holding levels.

Over the past several months, Avon has taken decisive action to identify and capture cost savings within the Company’s existing commercial practices, supply chain operations and global infrastructure footprint. In keeping with a focus on ensuring Avon’s operations and infrastructure are fit-for-purpose, the Company is pursuing a structural reset of its inventory processes, including a 15% reduction in inventory levels and 25% reduction in Stock Keeping Units (SKUs) and a 10% reduction in its global headcount.

15% Inventory Reduction & Write-Off
Avon is taking a one-time inventory obsolescence expense of approximately $88 million, as a result of its SKU reduction efforts, which will advance the simplification of Avon’s operations, drive cost savings through lower raw material and procurement cost.

This reset will result in lower operational and ongoing obsolescence costs. Over the longer term, it will result in a more concentrated focus on high-turn, higher margin products, driving greater earnings for Representatives due to lessened discount pressure and enhanced service levels.

“Core to our ‘Open Up’ Avon strategy is to have simpler, leaner operations, and for our infrastructure and mindset to reflect Avon’s reality. The initiatives announced today all advance these objectives,” said Jan Zijderveld, CEO of Avon. “This reset is an opportunity for us to sharpen our portfolio and concentrate on products that are important and relevant to our customer. This represents an opportunity not just for Avon, but for Her to accelerate her earnings through a more focused portfolio, experience better service, and deliver high quality, modern products she can be proud of.”

10% Reduction in Global Workforce
The Company today also announced plans to reduce its global workforce by approximately 10% to align with ongoing operating model changes and to create a leaner organization that is better aligned with Avon’s current and future business focus. These actions are expected to be substantially completed by the end of 2019. This announcement is on top of an 8% reduction of the global workforce completed in 2018.

Jan continued, “Decisions like these are always difficult, however, we must take the actions necessary to improve our operations and strengthen our ability to continue investing in our transformation initiatives and fuel our future growth. I would like to express my sincere gratitude to the talented employees affected by this restructuring, and we will do our utmost to ensure everyone is treated with fairness and respect.”

In connection with the reduction in force announced today, the Company expects to achieve annualized pre-tax savings of approximately $97 million by the end of 2019. The Company expects to record total charges related to these actions of approximately $100 million before taxes incremental to the approximately $51 million in charges associated with Open Up Avon that had been approved to date.

Exhibit 99.1

About Avon Products, Inc.
For 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1billion to women’s causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.worldwide.com.

Forward-Looking Statements
This press release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to cost savings. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon's markets as well as the other risks detailed in Avon's filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.

Contacts
Avon Products Inc.

INVESTORS:
Amy Greene
Vice President, Investor Relations, Avon Products, Inc.
(US) 914-935-2172
amy.greene@avon.com

MEDIA:
Chris Wermann
Group Vice President and Chief Communications Officer, Avon Products, Inc.
(UK) + 44(0) 7867185442
Chris.Wermann@avon.com